Exhibit 99.1

1550 Wynkoop Street, 3rd Fl Denver, Colorado 80202 (303) 893-0012 Office (303) 893-6993 Fax summit-materials.com

December 1, 2015

Summit Materials Declares Stock Dividend

Denver, Colorado (December 1, 2015)—Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced that it has declared a stock dividend of 0.015 shares of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”), for each outstanding share of Class A Common Stock. The stock dividend is payable on December 28, 2015 to stockholders of record as of the close of business on December 11, 2015. Cash will be paid in lieu of issuing any fractional shares of Class A Common Stock. Summit currently has approximately 49 million shares of Class A Common Stock outstanding.

Stockholders are not required to take any action in order to receive the stock dividend or cash in lieu of fractional shares, and the book entry accounts of the stockholders of record will automatically be credited with the additional shares representing the stock dividend. Stockholders will be paid for the value of any fractional shares that would have been received in lieu of any such fractional shares. Where shares are held in a brokerage account, the additional shares will be distributed to the broker on the stockholder’s behalf. The stock dividend is being administered by Broadridge Corporate Issuer Solutions, Inc., the Company’s transfer agent.

As previously disclosed, the Company’s subsidiary Summit Materials Holdings L.P. (“Summit Holdings”) makes cash distributions to the holders of Summit Holdings’ limited partnership units (“LP Units”)to cover tax obligations arising from any net taxable income of Summit Holdings allocable to holders of LP Units. As an LP Unit holder, the Company has received such cash distributions from Summit Holdings in excess of the amount required to satisfy the Company’s associated tax obligations. As a result, the Company is using the excess cash of approximately $17 million in the aggregate to acquire newly-issued LP Units from Summit Holdings and to make cash payments in lieu of issuing any fractional shares in connection with the related stock dividend. The stock dividend has been declared in order to maintain an equal number of shares of Class A Common Stock outstanding to the LP Units held by the Company, and the aggregate number of Class A Common Stock issued in the stock dividend will equal the number of additional LP Units the Company is purchasing from Summit Holdings. The LP Units will be purchased at a per unit price of $22.92, which is the volume weighted average price per share of the Class A Common stock for the five trading days ended November 30, 2015. Cash payments in lieu of fractional shares will also be made on the basis of a value per share of Class A Common Stock of $22.92 per share.

The declaration, amount and payment of any future dividends on shares of Class A Common Stock will be at the sole discretion of Summit’s board of directors and the amount and timing of any future dividends cannot be predicted at this time.

About Summit Materials

Summit Materials is a leading vertically integrated construction materials company that supplies aggregates, cement, ready-mixed concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, aggregates-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the residential, nonresidential, and public infrastructure end markets. Summit has completed more than 35 acquisitions since its founding and continues to pursue growth opportunities in new and existing markets.

For more information about Summit Materials, please visit www.summit-materials.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. Any and all statements made relating to the stock dividend are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual outcomes may differ materially from those expected. Many of our forward-looking statements are based upon detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual outcomes.

In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in our prospectus filed with the SEC on August 11, 2015. Such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Contact:

Investor Relations:

303-515-5159

investorrelations@summit-materials.com

Media Contact:

303-515-5158

mediarelations@summit-materials.com